Exhibit 99.1

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Issues $40 Million of Trust Preferred Securities
     NASHVILLE, TN, June 18, 2007 /Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today announced that on June 15, 2007 it completed the issuance and sale of $40 million of 30-year trust preferred securities through First Acceptance Statutory Trust I. The Company established the Trust for the purpose of issuing the trust preferred securities. The trust preferred securities mature on July 30, 2037, and are callable, at the Company’s option, at par beginning after July 30, 2012.
     The Company intends to use $30 million of the net proceeds of the offering to increase the statutory capital and surplus of its insurance company subsidiaries. The Company will use the remaining net proceeds for general corporate purposes.
     The trust preferred securities will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At March 31, 2007, the Company leased and operated 468 retail offices in 12 states. The Company’s insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.

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